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CHARLIE LOUDERMILK RETIRES

57 YEARS AFTER FOUNDING AARON’S

ATLANTA (August 27, 2012) – Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today Chairman of the Board of Directors, R. Charles Loudermilk, Sr., will retire mid-September after founding and building Aaron’s, now in its 57th year of operation. Upon his retirement, Loudermilk will become Chairman Emeritus of the Company.

“I started Aaron’s in 1955 renting chairs for 10 cents a piece,” Loudermilk said. “I never dreamed that Aaron’s would grow into a publicly traded company employing more than 11,000 people and serving millions of Americans. I have given my heart and soul to this Company over the past 57 years, and I’m truly proud of everything it has become. Though it was one of the most difficult decisions I have ever made, the time has come for me to leave the Company and focus on personal endeavors that bring me joy. I am deeply indebted to the entire Aaron’s family for their ongoing love and support. I’m thrilled to be retiring with the confidence that Aaron’s will carry on its legacy of community, quality and superior service.”

Ray M. Robinson, lead director of Aaron’s Board of Directors, said, “Few can enter retirement with Charlie Loudermilk’s history of excellence. He has achieved tremendous business success, served his community as a great civic leader and above all, he has been a loving father and grandfather. He leaves incredibly large shoes to fill, but we want Charlie to know that the Aaron’s leadership team will continue to grow and build the Company that Charlie committed himself to throughout the years.”

“Charlie’s impact can genuinely be felt coast to coast,” said Ronald W. Allen, CEO and President. “Not only has he built a Company that offers exceptional service to more than 1.5 million customers at nearly 2,000 stores across North America, but he has provided jobs to thousands of people and aided thousands more through his many philanthropic efforts. He is truly one of the nation’s great success stories while never forgetting his roots. Now at 85, he can devote his full energies on what he loves most – spending time with family. We are profoundly grateful for everything he has done for his community and Aaron’s, and we wish him the very best in retirement.”

Loudermilk and a partner founded Aaron Rents in 1955 after borrowing $500 to purchase folding chairs and renting them for 10 cents a day to auction houses. The Company was renamed Aaron’s, Inc. in 2009. Though Aaron’s started in Atlanta, it now has more than 1,985 Company-operated and franchised stores in the U.S. and Canada.

In 2011, Loudermilk was presented with the prestigious Four Pillar Tribute award by the Council for Quality Growth. The Atlanta City Council voted to change the name of Buckhead Triangle Park to Charlie Loudermilk Park in 2009 in honor of his contributions to economic development in Buckhead. In 2008, Loudermilk was awarded the Association of Progressive Rental Organization’s 2008 Lifetime Achievement Award and was named the Business to Business 2008 Philanthropist of the Year.

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Loudermilk also worked with the United Way of Metropolitan Atlanta, leading the development effort of The Loudermilk Center, downtown Atlanta’s premier meeting and events venue for nonprofit organizations, civic groups and the business community. He served as Chairman of the campaign supporting Andrew Young for mayor and also as Chairman of the Marta Board of Directors for two years.

Loudermilk has donated more than $18 million to local charities and causes, including $1 million to the Atlanta Police Foundation this year. He has given donations totaling more than $7 million to his alma mater, the University of North Carolina, and $3 million to the Archbold Medical Center in Thomasville, GA. Other gifts include $4 million to The Lovett School in Atlanta, $1 million to Piedmont College in Demorest, GA and $1 million to Georgia State University’s Football Program. Loudermilk has also acquired three homes on 15 acres for homeless children in Demorest, named “Jacob’s Ladder,” in tribute to his father, “Jake” Loudermilk, and donated $1 million for a statue of Andrew Young which is located in downtown Atlanta.

About Aaron’s, Inc.

Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,985 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com.

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